UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2014

TEXAS CAPITAL BANCSHARES, INC.

(Name of Registrant)

Delaware	001-34657	75-2679109
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2000 McKinney Avenue, Suite 700, Dallas, Texas, U.S.A.

(Address of principal executive officers)

75201

(Zip Code)

214-932-6600

(Registrant’s telephone number, including area code)

N/A

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On November 12, 2014, Texas Capital Bancshares, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. (the “Underwriters”) in connection with a public offering of 2,523,128 shares of the Company’s common stock, par value $0.01 (“Common Stock”). The offer and sale of the Common Stock was made pursuant to a Registration Statement on Form S-3 (File No. 333-196339). The offering closed on November 18, 2014.

The Underwriters agreed to purchase the shares of Common Stock at a price of $59.45 per share, and the Company received net proceeds from the offering of approximately $149.6 million after estimated offering expenses. The Company intends to use the net proceeds of the offering to provide capital support for the growth of Texas Capital Bank and for other general corporate purposes.

The above description of the Underwriting Agreement is qualified in its entirety by the full text of such agreement, which is filed as Exhibit 1.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Bracewell & Giuliani LLP, counsel to the Company, has issued an opinion to the Company with respect to the validity of the Common Stock to be issued and sold in the offering, a copy of which is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

1.1	Underwriting Agreement, dated November 12, 2014.

5.1	Opinion of Bracewell & Giuliani, dated November 12, 2014.

23.1	Consent of Bracewell & Giuliani (included in Exhibit 5.1 above).

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2014	TEXAS CAPITAL BANCSHARES, INC.

	By:	/s/ Julie Anderson
Julie Anderson
Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 12, 2014.

5.1	Opinion of Bracewell & Giuliani, dated November 12, 2014.

23.1	Consent of Bracewell & Giuliani (included in Exhibit 5.1 above).